SOLICITATION OF PROXIES

                                  SCHEDULE 14A


                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[X]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12
         .......................................................................
                        Applied Signal Technology, Inc.


                        Applied Signal Technology, Inc.
                                 Brian M. Offi
                          Vice President-Finance, CFO
                           400 West California Avenue
                              Sunnyvale, CA 94086
         .......................................................................
      Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         1) Title of each class of securities to which transaction applies:
         .......................................................................
         2) Aggregate number of securities to which transaction applies:
         .......................................................................
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         .......................................................................
         4) Proposed maximum aggregate value of transaction:
         .......................................................................
         5) Total fee paid:
         .......................................................................
[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:
         .......................................................................
         2) Form, Schedule or Registration Statement No.:
         .......................................................................
         3) Filing Party:
         .......................................................................
         4) Date Filed:
         .......................................................................





                        APPLIED SIGNAL TECHNOLOGY, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 11, 1999


                  The 1998 Annual Meeting of Shareholders of Applied Signal Technology, Inc. (the "Company") will be held at the Sheraton Hotel, located at 1100 N. Mathilda Avenue, Sunnyvale, California, on March 11, 1999 at 4:00 p.m., local time, for the following purposes:

                  1. To elect three (3) Class I directors to hold office until the 2001 Annual Meeting of Shareholders or until their respective successors are elected and qualified.

                  2. To vote on a proposal to ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending October 31, 1999.

                  3. To vote on a propoasl to amend the Company's 1993 Employee Stock Purchase Plan to increase by 600,000 shares the maximum number of shares of Common Stock that may be issued under the plan.

                  4. To transact such other business as may properly come before the meeting, or any adjournment thereof.


                  Shareholders of record at the close of business on January 25, 1998 are entitled to notice of, and to vote at, this meeting and any continuation or adjournments thereof.


                                              BY ORDER OF THE BOARD OF DIRECTORS

                                               /s/ Gary L. Yancey
                                              ----------------------------------
                                              Gary L. Yancey, President

Sunnyvale, California
February 2, 1999

                  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.


                                 PROXY STATEMENT
                       1998 ANNUAL MEETING OF SHAREHOLDERS

                         APPLIED SIGNAL TECHNOLOGY, INC.
                           400 West California Avenue
                          Sunnyvale, California 94086
                                 (408) 749-1888

          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Applied Signal Technology, Inc., a California corporation (the "Company"), of Proxies for use at the Annual Meeting of Shareholders to be held on March 11, 1999, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying Proxy are first being sent to shareholders, on approximately, February 8, 1999. The cost of the solicitation of Proxies will be borne by the Company. The Board may use the services of the Company's directors, officers and others to solicit Proxies, personally or by telephone. The Board may also arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons and the Company may reimburse them for their reasonable out-of-pocket expenses incurred in so doing. The Annual Report to Shareholders for the fiscal year ended October 31, 1998, including financial statements mailed to shareholders concurrently with the mailing of this Proxy Statement.


                                  VOTING RIGHTS

          The voting securities of the Company entitled to vote at the Annual Meeting consist of shares of Common Stock. Only shareholders of record at the close of business on January 25, 1999 are entitled to notice of and to vote at the annual meeting. On that date, there were 8,342,750 shares of the Company's Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or by proxy, shall constitute a quorum for the transaction of business at the meeting. If an executed Proxy is submitted without any instruction for the voting of such Proxy, the Proxy will be voted in favor of the proposals described.

          All shares represented by valid Proxies received prior to the Annual Meeting will be voted and, where a shareholder specifies by means of the Proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. A shareholder who signs and returns a Proxy will have the power to revoke it at any time before it is voted. A Proxy may be revoked by filing with the Secretary of the Company a written revocation or duly executed Proxy bearing a later date, or by appearing at the Annual Meeting and electing to vote in person.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of January 4, 1999 by (i) each person who is known by the Company to own beneficially more than 5 percent of the outstanding Common Stock of the Company, (ii) each of the Company's directors and director-nominees, (iii) the Chief Executive Officer and the other executive officers of the Company whose total salary and bonus for the year ended October 31, 1998 exceeded $100,000, and (iv) all directors and executive officers of the Company as a group.

                                                    SHARES         PERCENT OF
NAME OF BENEFICIAL OWNER OF GROUP                BENEFICIALLY     COMMON STOCK
AND NATURE OF BENEFICIAL OWNERSHIP(1)                OWNED        OUTSTANDING
--------                                         ---------------- ------------
Capital Technology                                    513,900             6.1
  McMullen Creek Office Center
  P.O. Box 472428
  Charlotte, NC  28247-2428

David D. Elliman                                      496,256 (2)         5.9
  18 East 74th Street
  New York, NY 10021

John R. Treichler                                     504,481 (4)         6.0

Globeflex Capital LP                                  456,100             5.4 **
  4365 Executive Dr.
  Ste. 720
  San Diego, CA  92121

Gary L. Yancey                                        441,121 (5)         5.3

Dimensional Fund ADV                                  426,000             5.0 **
  1299 ocean Ave.
  11th Floor
  Santa Monica, CA  90411

James F. Collins                                      414,431 (3)         4.9

Bani M. Scribner, Jr.                                  36,727 (6)          *

Kenneth Snow                                           32,009 (7)          *

Kenway Wong                                            56,173 (8)          *

Brian M. Offi                                          30,174 (9)          *

Stuart G. Whittelsey, Jr.                               5,001              *

John P. Devine                                          1,000              *

All directors and executive officers                2,037,594 (10)       24.3
as a group (11 persons)

-----------
     *   Less than 1%
     **  Form 13F Reporting


(1) Except as indicated in the footnotes to this table, the persons named in the table possess sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to joint tenancy, tenancy-in-common or community property laws, where applicable. Unless otherwise indicated, the business address of each of the beneficial owners is 400 W. California Avenue, Sunnyvale, CA 94086.


(2) Includes 161,378 shares held by Underhill charitable Lead Trust of which the reporting person is a trustee and a beneficiary and the reporting person disclaims beneficial ownership of his shares in excess of his beneficiary's interest in the trust; 118,544 shares held by Trust u/w Isabel S. Rockefeller of which the reporting person is a trustee and a membr of ther reporting person's immediae family is beneficiary and the reporting person disclaims beneficial ownership of shares in excess of the reporting person's interest in the trust; 100,000 share held by Rama Investment Partnership of which the reporting person is a general partner and ther reporting person disclaims beneficial ownership of shares in excess of his partnership interest; 41,666 shares held by Trust u/d Avery Rockefeller of which the reporting person is a trustee and member of the repoting person's immediate family is a beneficiary, and the reporting person disclaims beneficial ownership of shares in excess of the reporting person's interest in the trust; 16,111 shares held directly as a result of transfers to the reporting person of securities previously reported as indirectly owned by Rockefeller Charitable Lead Trust and the A.M. Rockefeller Trust; 14,147 shares held by Rockefeller Charitable Lead Trust of which the reporting person is a trustee and beneficial ownreship of shares of the reporting person's interest in the trust; 14,013 shares held by A.M. Rockefeller Trust of which the reporting person is a trustee and a beneficiary and the reporting person disclaims beneficial ownership of sares in excess of the reporting person's interest in the trust (the change reflects a transfer to the reporting person); 7,275 shares held by Overhills Partnership, Inc. of which the reporting person is a partner and the reporting person disclaims beneficial ownership of shares in excess of his partnership interest; 5,335 shares held by Estate of Anna M. Rockefeller of which the reporting person is an executor and beneficiary and the reporting person disclaims beneficial ownership of shares in excess of his interest in the estate; 3,201 shares held by Estate of Gladys Underhill of which the reporting person is an executor and a beneficiary, and the reporting person disclaims bendficial ownership of shares in excess of his interest in the estate; 2,425 shares held by Underhill Foundation of which the reporting person is a trustee, and the reporting person disclaims beneficial ownership of such shares; 2,425 shares held by Wild Wings Foundation of which the reporting person is a trustee and the reporting person disclaims beneficial ownership of such shares; 2,245 shares held by Trust u/w Avery Rockefeller of which the reporting person is a trustee and beneficiary, and the reporting person disclaims beneficial ownership in excess of the reporting person's interest in the trust; and 36 shares held by PARock Limited Partnership of which the reporting person is a general partner.

(3) Includes 1,120 shares subject to an option that is exercisable within 60 days of January 5, 1999.

(4) Includes 1,120 shares subject to an option that is exercisable within 60 days of January 5, 1999.

(5) Includes 1,120 shares subject to an option that is exercisable within 60 days of January 5, 1999.

(6) Includes 21,120 shares subject to an option that is exercisable within 60 days of January 5, 1999.

(7) Includes 6,120 shares subject to an option that is exercisable within 60 days of January 5, 1999.

(8) Includes 12,320 shares subject to an option that is exercisable within 60 days of January 5, 1999.

(9) Includes 1,120 shares subject to an option that is exercisable within 60 days of January 5, 1999.

(10) Includes 44,200 shares subject to an option that is exercisable within 60 days of January 5, 1999.





                                  PROPOSAL ONE
                      NOMINATION AND ELECTION OF DIRECTORS

          The Company's Articles of Incorporation, as amended, provide for a classified Board of Directors consisting of two classes of directors. At the 1998 Annual Meeting of Shareholders, three Class II Directors were elected to terms expiring in 2000. Three Class I Directors were elected in 1997 to terms expiring at this year's Annual Meeting. The Board has designated three current Directors as nominees for election at this meeting as Class I Directors (John P. Devine, David D. Elliman, Gary L. Yancey).
Directors elected at this meeting will serve until the 2001 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

          Management knows of no reason why any nominee should be unable or unwilling to serve. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as the Board may designate.

          If a quorum is present and voting, the nominees receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

                  Set forth below is certain information with respect to age and background for each of the Company's directors.

                                                                        DIRECTOR
           NAME                  POSITIONS WITH THE COMPANY        AGE   SINCE
-------------------------- -------------------------------------- ----- --------
Class I directors, who se terms will expire at the 1999 Annual Meeting of Shareh

John P. Devine             Director                                 61     1995

David D. Elliman           Director                                 48     1991

Gary L. Yancey             President and Chairman of the Board      53     1984

Class II directors, who are nominees for election at this annual meeting:

James F. Collins           Laboratory Manager and Director          56     1984

John R. Treichler          Senior Scientist and Director            51     1984

Stuart G. Whittelsey, Jr.  Director                                 69     1990

          John P. Devine has been a director of the Company since May, 1995. Mr. Devine served as Deputy Director, National Security Agency (NSA), for Technology and Systems from 1992 to 1995 and as Deputy Director, NSA for Research and Engineering from 1990 to 1992. From 1989 to 1990 he served as NSA Chief of Staff. Mr. Devine has been a consultant to the defense industry since his retirement from the NSA.

          David D. Elliman has been a director of the Company since
1991. He founded in 1981 and continues to serve as a principal of Elmrock, Inc., an investment advising firm. He is a trustee of numerous trusts, the director of closely held companies and general partner of several limited partnerships engaged in investment activities. Mr. Elliman serves as President of several special purpose finance affiliates of Citicorp Bank, Chase Manhattan Bank, Sovran Financial Bank, Society Bancorp, Hyatt International and State Street Bank and Trust.

          Gary L. Yancey, a co-founder of the Company, has served the Company as President and Chairman of the Board since the Company's incorporation in January 1984. Prior to co-founding the Company, he was employed for ten years by ARGOSystems Inc., a manufacturer of electronic reconnaissance systems, most recently serving as Director of the Strategic Systems Division, and for seven years as an engineer with GTE Sylvania Inc., a defense electronics company.

          James F. Collins, a co-founder of the Company, has been a director of and employed by the Company since its incorporation in 1984. He has served in the position of Laboratory Manager with the Company since 1984. Prior to co-founding the Company, Mr. Collins worked at ARGOSystems Inc., a manufacturer of electronic reconnaissance systems, for fourteen years, most recently serving in the Strategic Systems Division. Prior to working at ARGOSystems, Inc., Mr. Collins served for three years as an officer in the United States Navy.

          John R. Treichler, a co-founder of the Company, has been a director of and employed by the Company since its incorporation in 1984. He has served in the position with of Senior Scientist with the Company since 1984. Prior to co-founding the Company, he worked at ARGOSystems Inc. for seven years, most recently serving as a senior scientist in the Strategic Systems Division, and at Stanford University for three years in the Information Systems Laboratory.

          Stuart G. Whittelsey, Jr. has been a director of the Company since 1990. Since April 1994 he has been a principal of his own consulting firm, Whittelsey Associates, which is engaged in corporate financial management. From July 1993 through April 1994, he was Chief Executive Officer of Lytton Garden Inc., a residence for HUD qualified seniors combined with a skilled nursing facility in Palo Alto, California. From January 1990 through June 1993, he was employed by Acurex Environmental Corporation, an environmental engineering firm, and its affiliated companies, where he most recently served as Vice President, Finance and Administration and Chief Financial Officer.

MEETINGS OF THE BOARD OF DIRECTORS

          During fiscal 1998, the Board held four meetings. During that period, the Audit Committee of the Board held one meeting and the Compensation Committee held one meeting. The Company does not have a nominating committee of the Board. No director serving on the Board in fiscal 1998 attended less than 75% of such meetings of the Board and the committees on which he serves.

          The members of the Audit Committee during the Company's 1998 fiscal year were Stuart G. Whittelsey, Jr., John P. Devine, and David D. Elliman. The functions of the Audit Committee include reviewing and approving the results of the annual audit.

          The members of the Compensation Committee during fiscal 1998 were Stuart G. Whittelsey, Jr., John P. Devine, and David D. Elliman. The function of the Compensation Committee is to set and administer the total compensation program for the executive officers of the Company.




                                  PROPOSAL TWO
                      APPOINTMENT OF INDEPENDENT AUDITORS

          The Board of Directors has selected Ernst & Young LLP to serve as independent auditors to audit the financial statements of the Company for fiscal 1999. Ernst & Young LLP has acted in such capacity since its appointment for fiscal 1985. Representatives of Ernst & Young LLP who will be present at the Annual Meeting, will be given the opportunity to make a statement if the representatives desire and will be available to respond to appropriate questions.


          THE BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL. In the event that ratification by the shareholders of the appointment of Ernst & Young LLP as the Company's independent auditors is not obtained, the Board will reconsider such appointment.

          The affirmative vote of a majority of the votes cast at the annual meeting of shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.




                                 PROPOSAL THREE
               AMENDMENT TO THE 1993 EMPLOYEE STOCK PURCHASE PLAN


General

          At the Annual Meeting, the shareholders will be asked to approve an amendment to the Company's 1993 Employee Stock Purchase Plan (the "Purchase Plan") to increase by 600,000 the maximum number of shares of Common Stock that may be issued under the Purchase Plan.

         The Company's shareholders have previously approved the reservation of 1,600,000 shares of the Company's Common Stock (subject to adjustment upon certain changes in the capital structure of the Company) for issuance to employees under the Purchase Plan. As of January 7, 1998, 1,522,043 shares of Common Stock had been issued under the Purchase Plan, leaving 77,957 shares available for future purchases.

         The Board of Directors believes that the Purchase Plan benefits the Company and its shareholders by providing its employees with an opportunity to purchase shares of Common Stock that is helpful in attracting, retaining, and motivating valued employees. To provide an adequate reserve of shares to permit the Company to continue the Purchase Plan, the Board of Directors has amended the Purchase Plan, subject to approval by the shareholders, to increase the maximum number of shares that may be issued under the Purchase Plan by 600,000 to an aggregate of 2,200,000 shares.

Summary of the Purchase Plan, as Amended

         The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any shareholder upon request.

         General. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Each participant in the Purchase Plan is granted at the beginning of each offering under the plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on each purchase date during the Offering unless the participant has withdrawn from participation in the Offering or the Purchase Plan prior to such date.

         Shares Subject to Plan. The shareholders have previously authorized an aggregate of 1,600,000 shares of the Company's Common Stock for issuance upon the exercise of Purchase Rights granted under the Purchase Plan. As amended, the Purchase Plan would provide that the maximum aggregate number of authorized but unissued shares of Common Stock that may be issued under the plan is 2,200,000. Appropriate adjustments will be made to the shares subject to the Purchase Plan and to outstanding Purchase Rights upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, or in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

         Administration. The Purchase Plan is administered by the Board of Directors or a duly appointed committee of the Board of Directors (hereinafter referred to as the "Board"). Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board will interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Right.

         Eligibility. Any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by the Board for inclusion in the Purchase Plan is eligible to participate in an Offering under the plan, except for any employee who owns or holds options to purchase, or who, as a result of participation in the Purchase Plan, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company.

         Offerings. Generally, each Offering of Common Stock under the Purchase Plan is for a period of 24 months (an "Offering Period"). Offering Periods will generally commence on or about June 1 and December 1 of each year (an "Offering Date"). Generally, each Offering Period is comprised of four six-month "Purchase Periods" ending on or about the last days of November and May (a "Purchase Date"). The Board may establish a different term for one or more Offerings or different commencement or ending dates for any Offering Period or Purchase Period.

         Participation and Purchase of Shares. Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the Offering Date. Payroll deductions may not exceed 10% (or such other rate as the Board determines) of an employee's compensation on any payday during the Offering Period. Once an employee becomes a participant in the Purchase Plan, that employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

         Subject to certain limitations, each participant in an Offering has a Purchase Right equal to a number of whole shares determined by dividing $50,000 by the fair market value of a share of Common Stock on the Offering Date. However, no participant may purchase under the Purchase Plan shares of Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's Common Stock on the first day of the Offering Period in which the shares are purchased).

         On each Purchase Date, the Company issues to each participant in the Offering the number of shares of the Company's Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price at which shares are sold under the Purchase Plan is established by the Board but may not be less than 85% of the lesser of the fair market value per share of the Company's Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing sale price per share on such date as reported on the Nasdaq National Market. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Purchase Period.

         A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future
Offerings. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

         Change in Control. The Purchase Plan provides that, in the event of (i) a sale or exchange by the shareholders of all or substantially all of the Company's stock, a merger or consolidation in which the Company is a party, or the sale, exchange or transfer of all or substantially all of the assets of the Company, wherein, upon any such event, the shareholders of the Company before such event do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred, or
(ii) a liquidation or dissolution of the Company (a "Change in Control"), the acquiring or successor corporation may assume the Company's rights and obligations under the Purchase Plan. However, if the acquiring or successor corporation elects not to assume the outstanding Purchase Rights, the Board must provide that all outstanding Purchase Rights will become immediately exercisable prior to the Change in Control. Any Purchase Rights that are not assumed or exercised prior to the Change in Control will terminate.

         Termination or Amendment. The Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may at any time amend or terminate the Purchase Plan, except that the approval of the Company's shareholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the Purchase Plan.

Summary of United States Federal Income Tax Consequences

         The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

         Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant's death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date is recognized as ordinary income in the year of the participant's death.

         If the exercise of a Purchase Right does not constitute an exercise pursuant to an "employee stock purchase plan" under section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a nonqualified stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.

         A capital gain or loss will be long-term depending on the participant's holding period and date of sale. Both long-term and short-term capital gains are at present generally subject to the same tax rates as ordinary income, except that applicable long-term capital gains are currently subject to a maximum tax rate of 20%.

         If the participant disposes of the shares in a disqualifying disposition the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

Vote Required and Board of Directors' Recommendation

         The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

         The Board of Directors believes that the continued opportunity to purchase shares under the Purchase Plan at a discount from market price is important to attracting and retaining qualified officers and employees essential to the success of the Company, and that stock ownership is important to providing such persons with incentive to perform in the best interest of the Company. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE PURCHASE PLAN TO INCREASE THE MAXIMUM AGGREGATE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER THE PLAN TO 2,200,000.




                    EXECUTIVE COMPENSATION AND OTHER MATTERS

COMPENSATION OF EXECUTIVE OFFICERS

                  The following table sets forth information for each of the Company's last three fiscal years concerning the compensation of the chief executive officer of the Company and the other executive officers of the Company whose total salary and bonus for service in all capacities to the Company for the fiscal year ended October 31, 1998 exceeded $100,000 during such fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                                            Long Term
                                 Annual Compensation                       Compensation
                              -----------------------------                ------------
                                                                            Securities
                                                                 Other      Underlying
                               Fiscal    Salary     Bonus        Annual      Options
 Name and Principal Position    Year       ($)       ($)     Compensation(*)   (#)
----------------------------- --------- --------- ---------  --------------------------
Gary L. Yancey                    1998  $371,534   $25,442         $17,395       5,600
President and Chief Executive     1997   334,720    12,051          15,592           0
Officer                           1996   308,516       998          15,249           0

Kenneth Snow                      1998   223,395    15,097           9,523       5,600
Vice President-Operations         1997   205,572     5,141           8,071           0
                                  1996   182,710     2,215           7,166       1,000

Brian M. Offi                     1998   227,347    15,100           9,523       5,600
Vice President Finance and        1997   205,578     5,192           8,122           0
Chief Financial Officer           1996   185,159     2,324           7,834       6,000

Bani M. Scribner, Jr.             1998   233,645    14,970           9,523       5,600
Vice President-Strategic          1997   204,382     4,020           7,229      20,000
Systems Division                  1996   120,549     1,658           4,771      20,000

Kenway Wong                       1998   209,730    13,613           7,902       5,600
Vice President-Communication      1997   179,015     4,591           6,903           0
Systems Division

     * Company funded Applied Signal Technology 401K Retirement Plan contribution.



OPTION GRANTS IN LAST FISCAL YEAR - 1998

                  Options were granted in fiscal 1998 to the persons named in the Option Grants Table.

                                                                            Potential Realizable
                                                                              Value at Assumed
                                                                               Annual Rates of
                                                                                 Stock Price
                                                                              Apperciation for
                                          Individual Grants                    Option Term (1)
---------------------------------------------------------------------------- ------------------
                   Number of
                   Securities   Percent of Total
                   Underlying   Options Granted  Exercise or
                    Options     to Employees     Base Price
     Name         Granted (#)   in Fiscal Year    ($/Sh) (2)  Expiration date  5% ($)  10% ($)
----------------  ------------  ---------------  -----------  --------------   ------  -------

Brian Offi           5,600           1.9%          $15.50     11/20/05 (3)   $128,243  $186,064

Ben Scribner         5,600           1.9%          $15.50     11/20/05 (3)   $128,243  $186,064

Ken Snow             5,600           1.9%          $15.50     11/20/05 (3)   $128,243  $186,064

Ken Wong             5,600           1.9%          $15.50     11/20/05 (3)   $128,243  $186,064

Gary Yancey          5,600           1.9%          $15.50     11/20/05 (3)   $128,243  $186,064


(1) These gains are based on assumed rates of stock appreciation of five percent and ten percent, compounded annually from the date the options were granted to the date of their expieration. The gains shown are net of the option price, but do not include deductions for taxes and other expenses that may be associated with the exercise. Actual gains, if any, on stock option exercises will depend on future performance of the common stock, the option holder's continued employemnt through the option period, and the date which the options are exercised.

(2) All options were granted at market value on date of grant.

(3) Option grant pursuant to the Company's 1991 Stock Option Plan. Options vest on a basis of one-fifth per year date over a period of 5 years while optionee remains an employee of the Company/




OPTION EXERCISES AND FISCAL 1998 YEAR-END VALUES


                                 OPTION EXERCISES
                          AND FISCAL 1998 YEAR-END VALUES




                                                       Option Exercises in Fiscal 1998 and FY-End Option Value
                                                       -------------------------------------------------

                                                           Number of Securities              Value of Unexercised
                                                           Underlying Options at            In-the-Money Options at
                                                              October 31, 1998               October 31, 1998  (1)
                                                       -------------------------------  -------------------------------
                          Shares           Value         Exercisable    Unexercisable    Exercisable     Unexercisable
                        Acquired on   Realized ($) (2)       (#)             (#)              ($)             ($)
         Name          Exercise (#)
------------------------------------  ---------------  --------------- ---------------  --------------- ---------------
Brian M. Offi                 8,270          $54,830                            5,600                0               0

Ken Snow                        360            2,362            5,000           5,600           46,550               0

Ken Wong                        360            2,362           11,200           5,600           84,827               0

Gary L. Yancey                  360            2,362                0           5,600                0               0

Ben Scribner                      0                0           20,000          25,600          116,200         136,200




         ----------

         (1) The closing sale price for the common stock as reported by the the Nasdaq National Market on October 31, 1998 was $11.31. October 31, 1998 was $11.31. Value is calculated on the basis of the difference between the option exercise price and $11.31 multiplied by the number of shares of common stock underlying the option.
         (2) The values in this column are based on the last reported sale price of the common stock on the respective dates of exercise as reported by the Nasdaq National Market, less the respective option exercise prices.




COMPENSATION OF DIRECTORS

          Directors who are employees of the Company are not compensated by the Company for services provided as a director. Each of the Company's directors who are not employees was paid $18,000 in annual retainer fees during fiscal 1998. The Company expects to pay an annual retainer of approximately $19,200 to its non-employee directors in fiscal 1999. In addition, the Company reimburses out-of-pocket travel expenses of non-employee directors not residing in the San Francisco Bary area in accordance with the Company's travel policy.

         Outside directors, Messrs. Elliman, Devine, and Whittelsey were granted 2,000 shares each which vests 1/5 per year on the date of grant for a period of five years.


CHANGE OF CONTROL ARRANGEMENTS

          Under the Company's 1991 Stock Option Plan (the "Option Plan"), upon a change of control of the Company pursuant to a merger or acquisition of the Company, the acquiring or surviving company must either assume the Company's obligations under outstanding options or substitute options for its own shares. For options granted by the Company under the Option Plan prior to January 4, 1992, if the acquiring or surviving company in certain transactins does not either assume these obligations or substitute these options, the Board must accelerate the vesting and exercisability of unvested and unexercisable options to a date prior to the completion of the transaction. Under these terms of the Option Plan, all accelerated options not exercised prior to the completion of the transaction will terminate. Of the officers named in the Summary Compensation Table, Mr. Snow and Mr. Wong hold options granted under the Option Plan prior to January 4, 1992 to purchase 4,000 and 4,700 shares, respectively.




                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

          The Compensation Committee of the Board of Directors set compensation for the Company's executive officers for fiscal 1997. The Committee is comprised of the three non-employee directors of the Company, Messrs. Elliman, Devine and Whittelsey.

          The Compensation Committee is responsible for setting and administering the total compensation program for the executive officers of the Company. Recommendations for annual salary for the executive officers are made to the Compensation Committee by the Chief Executive Officer ("CEO") and the Company's Human Resources Manager.

          Salaries are generally set for the executive officers by evaluating their performance, evaluating their goals, evaluating the importance of each position to the achievement of the Company's strategic goals, and comparing compensation for the same positions at similarly sized electronics companies.

          The compensation of the Company's executive officers consists of salaries which are set toward the upper end of the appropriate salary ranges observed at similarly sized electronics companies and relatively modest bonuses received under plans in which all employees of the Company participate
(under which bonuses are determined using a common objective formula based upon the entire Company's profit performance), thereby leading to total cash compensation (salary and bonus) of the Company's executive officers within the range of the total cash compensation of similarly situated counterparts at other electronics companies.

          For fiscal 1998 the Committee again considered whether to change the historical compensation structure for the executive officers to provide for discretionary cash bonuses or equity awards such as stock options based on personal performance goals. The Committee has decided to increase the use of stock options for executive compensation. It believes this will more closely align the compensation of Company executives with Company performance, as well as with the compensation packages offered executives at other similarly sized electronic companies. Details of option grants to officers and directors is disclosed in the table of "Option Grants in Last Fiscal Year - 1998".

          With the background of this philosophy, the Compensation Committee used the following criteria to establish compensation for fiscal 1998 for its executive officers. First, the Committee considered the current importance of each position held by an executive officer to the ability of the Company to achieve its strategic objectives, including not only the importance of the function of the group managed by the executive officer, but also the group's management needs, considering its organization and operation.
Second, the Committee received and considered compensation survey data covering the total cash compensation (salary and bonus) paid by companies in the electronics industry with similar annual revenues to the Company. Finally, the Committee reviewed the self-evaluations of each executive officer and the CEO's annual review of all other executive officers.

          With respect to the Company's CEO Gary Yancey , the Committee evaluated his performance during fiscal year 1998 with respect to the Company's revenues, Company's profit margin, the size and progress of the Company's research anddevelopment efforts, and the quality of the CEO's management of his line managers. The Committee unanimously concluded that the CEO had a successful fiscal year, and approved a percentage increase in the CEO's salary which was in line with the Company's average salary increase for the fiscal year and placed the CEO in approximately the 75-80th percentile in terms of total cash compensation as compared to his peers at similarly sized electronics companies.

          The Company's policy with respect to compensation paid to its executive officers is to deduct such compensation which qualifies under
Section 162(m) of the Internal Revenue Code, as amended, as an expense.

                                                 THE COMPENSATION COMMITTEE
                                                    David D. Elliman
                                                    John P. Devine
                                                    Stuart G. Whittelsey, Jr.




                        COMPARISON OF SHAREHOLDER RETURN

                  Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Standard & Poor's 400 Mid-Cap Index ("S&P 400") and the Standard & Poor's Aerospace and Defense Index ("S&P Aerospace and Defense") for the period commencing on October 29, 1993, and ending on October 31, 1998.


          COMPARISON OF CUMULATIVE TOTAL RETURN FROM OCTOBER 29, 1993
                          THROUGH OCTOBER 31, 1998(1)

      APPLIED SIGNAL TECHNOLOGY, INC., S&P 400, S&P AEROSPACE AND DEFENSE


                                   [CHART 1]
PLOT POINTS

                    Applied                       S&P
                    Signal        S&P 400      Aerospace
      Date        Technology      Mid-Cap     and Defense
---------------- -------------  ------------  ------------
29 Oct. 1993           $100.00       $100.00       $100.00
31 Oct. 1994           $110.12       $100.34        $69.57
31 Oct. 1995           $159.28       $119.32        $82.61
31 Oct. 1996           $213.53       $137.76        $82.61
31 Oct. 1997           $225.48       $180.14       $209.78
31 Oct. 1998           $228.98       $189.90       $196.70

- ------------
(1) Assumes that $100.00 was invested on October 29, 1993, in the Company's Common Stock and each index and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.




                      SHAREHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

          Proposals of shareholders intended to be presented at the next annual meeting of shareholders of the Company (i) must be received by the Company at its offices at 400 West California Avenue, Sunnyvale, California 94086 no later than October 5, 1999 and (ii) must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's Proxy Statement for that meeting.



                         TRANSACTION OF OTHER BUSINESS

          At the date of this Proxy Statement, the only business which the Board intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.



                                              BY ORDER OF THE BOARD OF DIRECTORS


                                               /s/ Gary L. Yancey
                                              ----------------------------------
                                              Gary L. Yancey, President


 Dated:  February 2, 1998



                        APPLIED SIGNAL TECHNOLOGY, INC.
                   Proxy for Annual Meeting of Shareholders
                      Solicited by the Board of Directors


          The undersigned hereby appoints Gary L. Yancey and Brian M. Offi, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in Applied Signal Technology, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said Company to be held at the Sheaton Hotel, 1100 N. Mathilda Avenue, Santa Clara, California on Thursday,
March 11, 1999 at 4:00 p.m. local time, and at any adjournment thereof
(1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.

       A vote FOR the following proposals is recommended by the Board of
Directors:
       1.  Election of Class II directors listed below.

        Nominees: John P. Devine, David D. Elliman, Gary L. Yancey

             [    ]  FOR          [    ]  WITHHELD

             [    ]  ______________________________________________________

                  INSTRUCTION: To withhold authority to vote for any nominee, mark the above box and list the name(s) of the nominee(s) in the space provided.

          2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the Company for the fiscal year ending
             October 31, 1998.
             [    ]  FOR          [    ]  WITHHELD            [    ]  ABSTAIN

          3. To approve the proposal to amend the Company's 1993 Employee Stock Purchase Plan to increase by 600,000 shares the maximum number of shares of common stock that may be issued under the plan.
             [    ]  FOR          [    ]  WITHHELD            [    ]  ABSTAIN

          The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1, 2 and 3.



                                            Dated _______________________, 1999
                                            (Be sure to date Proxy)

                                            _________________________________
                                            Signature(s)

          Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.

          Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.